EXHIBIT 11
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                 REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   UNAUDITED
                      (In thousands except per share data)


                                            Six Months Ended      Three Months Ended
                                                June 30,               June 30,
                                            1994        1993        1994       1993
Primary:

  Earnings:
     Net income                          $ 159,207   $ 143,673   $  79,428  $  74,928
     Less preferred stock dividends         15,417      14,220       8,333      7,055
     Net income applicable to common
       stock                             $ 143,790   $ 129,453   $  71,095  $  67,873

  Shares:
     Average number of common shares
       outstanding                          52,595      52,267      52,633     52,336


  Net income per common share            $    2.73   $    2.48   $    1.35  $    1.30

Fully Diluted:

  Earnings:
     Net income applicable to common
       stock                             $ 143,790   $ 129,453   $  71,095  $  67,873

     Add dividends applicable
       to convertible preferred stock        5,822       5,822       2,911      2,911

     Net income applicable to common
       stock as adjusted                 $ 149,612   $ 135,275   $  74,006  $  70,784

  Shares:
     Average number of common shares
       outstanding                          52,595      52,267      52,633     52,336

     Add shares assumed issued upon
       exercise of stock options               251         291         230        296

     Add shares assumed issued upon
       conversion of preferred stock         3,569       3,569       3,569      3,569

     Average number of common shares
       outstanding as adjusted              56,415      56,127      56,432     56,201

  Net income per common share            $    2.65   $    2.41   $    1.31  $    1.26
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